Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Corsair Gaming, Inc.:

We consent to the use of our report on the combined consolidated balance sheets of Corsair Gaming, Inc. and subsidiaries as of December 31, 2019 and 2018, the related combined consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes, incorporated by reference herein. Our report refers to a change in the method of accounting for revenue recognition as of January 1, 2019.

/s/ KPMG LLP

San Francisco, California

September 25, 2020